Exhibit 5.1

[FORM OF OPINION OF RICHARDS, LAYTON & FINGER, P.A.]

April [   ], 2024

VS Trust

c/o Volatility Shares LLC

2000 PGA Boulevard, Suite 4440

Palm Beach Gardens, FL 33408

Re:	VS Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to VS Trust, a Delaware statutory trust organized in series (the “Trust”), in connection with the matters set forth herein. This opinion is being delivered to you at your request.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a) The Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 24, 2019, as amended and restated by the Restated Certificate of Trust, as filed with the Secretary of State on December 28, 2021 (as so amended and restated, the “Certificate of Trust”);

(b) The Trust Agreement of the Trust, dated as of October 24, 2019 (the “Trust Agreement”), between Volatility Shares LLC, a Delaware limited liability company (the “Sponsor”), and Wilmington Trust, National Association, as trustee (the “Trustee”), filed as an exhibit to the Registration Statement;

(c) The Registration Statement on Form S-1, filed by the Trust with the Securities and Exchange Commission (the “SEC”) on August 26, 2020 and the Post-Effective Amendment No. 3 to be filed the date hereof (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to the beneficial interests (the “Shares”) in the series of the Trust designated as -1x Short VIX Futures ETF and 2x Long VIX Futures ETF (each, a “Fund”); and

VS Trust

April [  ] 2024

(d) A Certificate of Good Standing for the Trust, dated April [ ], 2024 obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Sponsor. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that:

1. The Trust is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

2. The Shares to be issued by the Trust will be validly issued and, subject to the qualifications set forth herein, will be fully paid and non-assessable beneficial interests in the Trust.

3. Assuming that (i) separate and distinct records are maintained for each Fund, (ii) the assets associated with each Fund are held in such separate and distinct records (directly or indirectly including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the other assets of the Trust or any other series thereof, (iii) the notice of the limitation on liabilities of a series provided in Section 3804(a) of the Act is continuously set forth in the Certificate of Trust, and (iv) the Trust Agreement continuously provides for those matters described in (i), (ii) and (iii) of this paragraph 3, each Fund shall be entitled to the benefits of the limitation on interseries liability set forth in Section 3804(a) of the Act.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

VS Trust

April [   ], 2024

B. We have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and will be in full force and effect when the Shares are issued by the Trust, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Trust) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Trust) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Trust) has duly authorized, executed and delivered such documents, (vi) the due issuance of the Shares in accordance with the Trust Agreement, including the adoption by the Sponsor of a written instrument that sets forth such establishment and designation of the Series of Shares, (vii) the payment by each Shareholder to the Trust of the full consideration due from it for the Shares issued to it, (viii) the Shares will be offered and sold as described in the Registration Statement and the Trust Agreement and (ix) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time.

C. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

D. The opinions in paragraph 3 above are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally and (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law). In addition, we express no opinion as to the validity or enforceability of provisions of the Trust Agreement that purport to bind a Person that is not a party to the Trust Agreement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

Sincerely,